CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                  EXHIBIT 10.32


                           AGREEMENT FOR PROCUREMENT
                 OF PERSONAL COMMUNICATIONS SERVICES PRODUCTS,
                        LICENSED MATERIALS AND SERVICES

                                    BETWEEN

                             NEXTWAVE WIRELESS INC.

                                      AND

                            LUCENT TECHNOLOGIES INC.





                           DATED:  NOVEMBER 15, 1996





                        LUCENT TECHNOLOGIES PROPRIETARY

                               TABLE OF CONTENTS

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                                                                                                                               ----
ARTICLE I GENERAL PROVISIONS APPLICABLE TO ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
      1.1 HEADINGS AND DEFINITIONS: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
      1.2 TERM OF AGREEMENT:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
      1.3 SCOPE AND TRIAL AGREEMENT:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
      1.4 PURCHASE COMMITMENT:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      1.5 ADDITIONAL PROCUREMENT OPTION AND GAP PURCHASES:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      1.6 PLANNING INFORMATION: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      1.7 ORDERS: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
      1.8 ORDER ACKNOWLEDGMENT: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
      1.9 CHANGES IN CUSTOMER'S ORDERS: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      1.10 PRICES:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      1.11 INVOICES AND TERMS OF PAYMENT: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      1.12 INSTALLATION INTERVALS:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      1.13 TRANSPORTATION:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      1.14 PACKING, MARKING, AND SHIPPING:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      1.15 TITLE AND RISK OF LOSS:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      1.16 COMPLIANCE WITH LAWS:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      1.17 TAXES: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      1.18 TRAINING:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      1.19 LATE AND DEFERRED DELIVERY:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      1.20 CANCELLATION FOR BREACH: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      1.21 PATENTS, TRADEMARKS AND COPYRIGHTS:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      1.22 USE OF INFORMATION:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      1.23 NOTICES: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      1.24 RIGHT OF ACCESS: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      1.25 INDEPENDENT CONTRACTOR:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      1.26 CUSTOMER'S REMEDIES: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      1.27 FORCE MAJEURE: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      1.28 ASSIGNMENT:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      1.29 PUBLICITY: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      1.30 APPLICABLE LAW:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      1.31 SURVIVAL OF OBLIGATIONS: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      1.32 SEVERABILITY:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      1.33 NON-WAIVER:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      1.34 [INTENTIONALLY DELETED]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      1.35 PUBLICATION OF AGREEMENT:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      1.36 DISPUTE RESOLUTION:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      1.37 MANAGEMENT STATUS REVIEW:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE II PROVISIONS APPLICABLE TO THE PURCHASE OF PRODUCTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
      2.1 GENERAL:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
      2.2 SYSTEM OUTAGES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
      2.3 DOCUMENTATION:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
      2.4 PRODUCT COMPLIANCES:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
      2.5 PRODUCT CHANGES:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

      2.6 CONTINUING PRODUCT SUPPORT - PARTS AND SERVICES:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      2.7 SPECIFICATIONS: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      2.8 CUSTOMER TECHNICAL SUPPORT: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      2.9 PRODUCT WARRANTY: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE III PROVISIONS APPLICABLE TO THE LICENSING OF SOFTWARE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      3.1 GENERAL:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      3.2 LICENSE:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      3.3 TITLE, RESTRICTIONS AND CONFIDENTIALITY:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      3.4 CHANGES IN LICENSED MATERIALS:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      3.5 MODIFICATIONS TO SOFTWARE:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      3.6 MODIFICATION BY CUSTOMER: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      3.7 RELATED DOCUMENTATION:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      3.8 SOFTWARE WARRANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
      3.9 CANCELLATION OF LICENSE:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      3.10 TAXES APPLICABLE TO SOFTWARE:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE IV PROVISIONS APPLICABLE TO ENGINEERING, INSTALLATION, AND OTHER SERVICES . . . . . . . . . . . . . . . . . . . . . . . 29
      4.1 GENERAL:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      4.2 ACCEPTANCE OF PRODUCTS AND INSTALLATION:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      4.3 CONDITIONS OF INSTALLATION AND OTHER SERVICES PERFORMED ON
          CUSTOMER'S  SITE: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      4.4 WORK DONE BY OTHERS:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      4.5 SERVICES WARRANTIES:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE V ENTIRE AGREEMENT AND EXECUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      5.1 ENTIRE AGREEMENT: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34





                        LUCENT TECHNOLOGIES PROPRIETARY

                           AGREEMENT FOR PROCUREMENT
              OF PERSONAL COMMUNICATIONS SERVICES PRODUCTS,
                        LICENSED MATERIALS AND SERVICES
                       BETWEEN NEXTWAVE WIRELESS INC. AND
                            LUCENT TECHNOLOGIES INC.


         This Agreement for Procurement of Personal Communications Products, Licensed Materials, and Services (including any Attachments, this "Agreement") is made effective as of the 15th day of November, 1996 ("Effective Date") between Lucent Technologies Inc., a Delaware corporation, having an office at 600 Mountain Avenue, Murray Hill, New Jersey 07984 ("Seller" or "Lucent"), and NextWave Wireless Inc., a Delaware corporation, having an office at 9455 Town Center Drive, San Diego, California 92121 ("Customer" or "NextWave").

         WHEREAS, NextWave Personal Communications Inc. ("NPCI"), an affiliate of NextWave, is the winning bidder for licenses to provide broadband personal communications services ("PCS") in certain basic trading areas ("BTAs") in the C-block auction (the "Auction") recently held by the Federal Communications Commission ("FCC"); and

         WHEREAS, NextWave intends to construct facilities, deploy PCS infrastructure equipment, distribute and sell PCS subscriber equipment and provide PCS and other wireless communication services in the United States and outside the United States; and

         WHEREAS, Lucent is a supplier of code division multiple access ("CDMA") infrastructure products and provides related installation, engineering, support and other services related to such products; and

         WHEREAS, subject to the terms and conditions of this Agreement, NextWave desires to purchase CDA infrastructure products and related services from Lucent for deployment within certain BTAs in the United States and Lucent desires to sell such products and services to NextWave.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following terms and conditions.

                            [CONTINUED ON NEXT PAGE]

                        LUCENT TECHNOLOGIES PROPRIETARY

                                   ARTICLE I
               GENERAL PROVISIONS APPLICABLE TO ENTIRE AGREEMENT


1.1      HEADINGS AND DEFINITIONS:

         All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause. For the purpose of this Agreement, the following definitions will apply:

         "Advertising" means all advertising, sales promotion, press releases, and other publicity matters relating to performance under this Agreement;

         "Affiliate" means any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another entity, where "control" means to own or control over fifty percent (50%) of the voting power of the applicable entity or otherwise to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or by contract or otherwise, but any such entity shall be deemed to be an Affiliate only so long as such control exists;

         "Commercial Service" means use of a Product or any part thereof for commercial service;

         "Customer Price List" means Seller's published price notification releases furnished by Seller for the purpose of communicating Seller's prices or pricing related information to Customer;

         "Delivery Date" shall have the meaning defined in Section 1.8 of this Agreement;

         "Designated Processor" means the Product for which the licenses to use Licensed Materials are initially granted;

         "Firmware" means a combination of (i) hardware and (ii) Software represented by a pattern of bits contained in such hardware;

         "Form" means physical shape;

         "Fit" means physical size or mounting arrangement (e.g., electrical or mechanical connections);

         "Function" means product features and performance;

         "Force Majeure" means fires, strikes, riots, embargoes, explosions, earthquakes, floods, wars, water, the elements, labor disputes, government requirements, civil or military authorities, acts of God or by the public enemy, inability to secure raw materials or transportation facilities, acts or omissions of carriers or suppliers, or other causes beyond a party's control whether or not similar to the foregoing;

         "Hazardous Material" means material designated as a "hazardous chemical substance or mixture" by the Administrator, pursuant to
         Section 6 of the Toxic Substance Control Act, a "hazardous material" as defined in the Hazardous Materials Transportation Act (49 U.S.C. 1801, et seq.), or a

                        LUCENT TECHNOLOGIES PROPRIETARY

         "hazardous substance" as defined in the Occupational Safety and Health Act Hazard Communication Standard (29 CFR 1910.1200);

         "Information" means all documentation and technical and business information in whatever form recorded, which a party may furnish under, or has furnished in contemplation of, this Agreement;

         "Initial Financing" means the $200 million of vendor financing to be provided by Seller pursuant to the terms of that certain "Vendor Credit Facility--Summary of Terms and Conditions" attached hereto as Attachment 1.1A;

         "Initial BTAs" means those BTAs listed under the heading "Initial BTAs" on Attachment 1.1B to this Agreement.;

         "Installation" means the installation of the applicable Products and Software to be installed at a particular Site at a particular time. The term includes appropriate interface with other Products and Software installed by Seller prior to or contemporaneously with the Products and Software, as set forth in the SOW;

         "Integration Acceptance Test" means the ECP Tests, IMS Tests, OMP Acceptance Tests, System Initialization Tests, 5ESS(R)-2000 Switch DCS Tests, and PCS CDMA Minicell Tests described in the Seller's Acceptance Test Procedures attached hereto as Attachment 4.2;

         "Licensed Area" means an area for which the Federal Communications Commission ("FCC") has granted a permit to construct a Personal Communication Services System;

         "Licensed Materials" means the Software and Related Documentation for which licenses are granted by Seller under this Agreement; no Source Code versions of Software are included in Licensed Materials;

         "NextWave Services" means items and activities which are the responsibility of the Customer under the body of this Agreement but not the Attachments other than the SOW;

         "PCS System" means a Personal Communications Services System, which would consist of the minimally necessary Products, Licensed Materials, Services, and integration thereof necessary to provide PCS within any definable geographic area according to the Specifications;

         "Product(s)" means the PCS access manager, 5ESS switch, PCS CDMA minicells and parts thereof, as more particularly described and defined in the Specifications; but the term does not mean Software whether or not such Software is part of Firmware;

         "Product Manufacturing Information" means manufacturing drawings and specifications of raw materials and components, including part manufacturing drawings and specifications covering special tooling and the operation thereof, and a detailed list of all commercially available parts and components purchased by Seller on the open market disclosing the part number, name and location of the supplier, and price lists;

                        LUCENT TECHNOLOGIES PROPRIETARY

         "Related Documentation" means materials useful in connection with Software, such as, including, but not limited to, flow charts, logic diagrams, program descriptions, and specifications. No Source Code versions of Software are included in Related Documentation;

         "Repair Parts' means new, remanufactured, reconditioned, refurbished, and functionally equivalent parts for the maintenance, replacement, and repair of Products sold pursuant to this Agreement;

         "Services" means the performance of work by Seller in connection with the manufacture and supply of Products and related Licensed Materials, including, but not limited to: (1) engineering Services such as preparation of equipment specifications, preparation and updating of office records, and preparation of a summary of material not specifically itemized in an Order; (2) installation Services such as installation and equipment removal; and (3) other Services such as (but not limited to) maintenance and repair. Services do not include any NextWave Services (unless expressly requested by Customer and agreed to by Seller under mutually acceptable terms and conditions);

         "Sites" means those specific locations where the Products and Software will be installed by Seller in accordance with the terms of this Agreement;

         "Software" means a computer program consisting of a set of logical instructions and tables of information which guide the functioning of a processor; such program may be contained in any medium whatsoever, including hardware containing a pattern of bits representing such program, but the term "Software" does not mean or include such medium;

         "Source Code" means any version of Software incorporating high-level or assembly language that generally is not directly executable by a processor. Except as may be expressly provided, this Agreement does not require Seller to furnish any Source Code;

         "SOW" means the Scope of Work attached to this Agreement as Attachment 1.1C. The SOW, among other things, describes in more detail various responsibilities of Seller and NextWave in the procurement, shipment, engineering, installation, and servicing of the Products;


         "Specifications" means the technical specifications and functionality requirements for the Products and Software mutually agreed to by the parties and attached to this Agreement as Attachment 2.7A (as may be modified by mutual written agreement of the parties from time to time in accordance with Section 2.7A);

         "Standard Lead Times" means the delivery intervals or lead times (as measured from the date of receipt of a conforming Order) permitted to Seller to manufacture, ship and install Products and Licensed Materials as set forth in Attachment 1.1D to this Agreement;

         "Subsidiary" of a company means a corporation the majority of whose shares or other securities entitled to vote for election of directors is now or hereafter owned or controlled by such company either directly or indirectly; but any such corporation shall be deemed to be a Subsidiary of such company only as long as such ownership or control exists;

         "Use" with respect to Licensed Materials means (i) loading the Licensed Materials, or any portion thereof, into a processor for use and execution of the instructions and tables contained in such Licensed Materials and (ii) such use and execution;

                        LUCENT TECHNOLOGIES PROPRIETARY

         "Warranty Period" means the period of time listed in the respective WARRANTY clauses.


1.2      TERM OF AGREEMENT:

         Subject to the provisions of this Section 1.2 and Section 1.31, this Agreement shall be effective on the Effective Date and, except as otherwise provided herein, shall continue in effect for a period of two (2) years, subject to extension in accordance with Section 1.5 below. The modification or termination of this Agreement shall not affect the rights or obligations of either party under any Order accepted by Seller before the effective date of the modification or termination.

         This Agreement is subject to the closing and effectiveness of Seller's obligations to make loans under the Initial Financing. In the event Seller's obligations to make loans under the Initial Financing has not become effective by March 1, 1997, either party shall have the right to terminate this Agreement upon written notice to the other party and, thereupon, this Agreement shall be null and void and of no further force and effect, except with respect to the obligations of the parties in connection with any Gap Purchases (as defined in Section 1.5 below). In the event either party exercises its right to terminate this Agreement under this paragraph, the parties agree that all unpaid invoices outstanding as of the date of such termination shall accelerate and become immediately due and payable and Customer agrees to make full payment of the same to Seller within ten (10) calendar days from the date of such termination.

         Notwithstanding anything contained in this Agreement to the contrary, Seller shall have the right to reject any Order placed by Customer under this Agreement and the right to withhold shipment on any Order previously placed by Customer under this Agreement, without liability, in the event (a)(i) such Order relates to any Gap Purchases or (ii) Buyer fails to meet any conditions for borrowing on the date such conditions must be met under the Initial Financing which are not waived by the applicable lenders under the Initial Financing, and (b) Buyer has not demonstrated through other means satisfactory to Seller (e.g., cash deposit, guarantee, letter of credit, or other surety or financing) that Buyer is sufficiently creditworthy (in accordance with Seller's then customary credit requirements and practices).

1.3      SCOPE AND TRIAL AGREEMENT:

         The terms and conditions of this Agreement shall apply to all transactions in which Seller furnishes Products, Licensed Materials, and Services to Customer for Customer's own or its Affiliates' use in certain BTAs and not for resale to other than its Affiliates. To the extent that any terms and conditions in any other Article of the Agreement conflict with the provisions of this Article I, such terms and conditions supersede such conflicting provisions of this Article I.

         Beginning on the Effective Date, the parties agree to use all reasonable and diligent efforts to negotiate and enter into as soon as possible a mutually acceptable, definitive trial agreement ("Trial Agreement") by and among Seller, Customer, and MCI Communications Corporation regarding the deployment of Products, Licensed Materials, and Services in the Baltimore/Washington D.C. BTA. Said Trial Agreement shall be as contemplated by that certain Memorandum of Understanding between the parties and MCI and shall additionally provide that Customer shall procure from Seller all of Customer's requirements for Products, Licensed Materials, and related Services for the trial under the terms and conditions of this Agreement. Notwithstanding the foregoing, Seller and Customer agree to conduct a trial of the Products, Licensed Materials, and Services in the Baltimore/Washington D.C. BTA in accordance with the terms and conditions of this Agreement and such other terms as will be mutually agreed in writing.

                        LUCENT TECHNOLOGIES PROPRIETARY
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1.4      PURCHASE COMMITMENT:

         Subject to the terms and conditions of this Agreement and the provision of the Initial Financing by Seller, Customer commits to purchase by December 31, 1998 no less than $200 million (as measured by the purchase prices therefor as set forth in Attachment 1.10 hereto) of Products, Licensed Materials, and Services from Seller (the "Initial Products ") for deployment in the Initial BTAs. Customer agrees to use the Initial Products towards the build-out of a PCS System in each BTA which comprises the Initial BTAs. Seller agrees to provide the Initial Products on an engineer, furnish and install basis.

         Customer may obtain, under a separate written agreement between the parties, additional PCS equipment, software, and related services to expand the coverage of or add features in addition to those constructed or initiated with the Initial Products. To the extent such additional equipment, software, and/or services are purchased from Seller and deployed in the Initial BTAs during the term of this Agreement, the prices paid by Customer to Seller therefor shall by credited against the $200 million purchase commitment set forth above.

1.5      ADDITIONAL PROCUREMENT OPTION AND GAP PURCHASES:

         Seller shall have the option to cause Customer to purchase up to an additional $1 billion (including the Initial Products) worth of PCS CDMA infrastructure equipment and related Software and services, subject to all of the terms and conditions set forth on Attachment 1.5 to this Agreement, including, but not limited to (a) the availability of financing for such purchases on a *____________________*, and (ii) such purchases and financing being on mutually acceptable terms and conditions (as determined in accordance with Attachment 1.5).

          Except for the ATM switch necessary for Inter-MSC soft handoff (which may be purchased by Customer from third party vendors), to the extent that any additional PCS CDMA infrastructure equipment not included in the Initial Products is necessary to provide the proper function of a PCS System in accordance with the Specifications, Customer may purchase such equipment from Seller during the term of this Agreement, and under the terms hereof, at the same price discounts applicable to the Initial Products hereunder; provided that such equipment is generally available from Seller on the Effective Date. Any such purchases of such additional equipment will be credited towards Customer's $200 million purchase commitment hereunder.

         Notwithstanding the provisions of the first sentence of the second paragraph of Section 1.2, during the period beginning on the Effective Date and ending on the date Seller's obligation to make loans under the Initial Financing becomes effective (the "Gap Period"), Customer shall have the right to procure from Seller under the terms of this Agreement Products, Licensed Materials, and Services for deployment in the *______________________________ _________________* described in Section 1.3 of this Agreement ("Gap Purchases").

1.6      PLANNING INFORMATION:

         Customer will provide to Seller non-binding, rolling, four-quarter forecasts of Customer's expected annual PCS CDMA minicell needs. Customer's forecast for the period January 1, 1997 to December 31, 1997 is attached hereto as Attachment 1.6. Customer shall deliver to Seller an updated version of such annual forecast on or before the beginning of each calendar quarter during the term of this Agreement beginning on January 1, 1997. Customer will endeavor to make such forecast and each




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quarterly update thereto accurate to within +/- 25% of Customer's actual Orders
(and +/- 15% with respect to the soonest quarter of the most recent forecast).

         Seller shall have no obligation to deliver within the Standard Lead Times any PCS CDMA minicells ordered by Customer which exceed 125% (or, with respect to Orders with requested delivery dates within 3 months of such Order, which exceed 115%) of Customer's forecasted amounts; provided, however, that, subject to the terms and conditions of this Agreement, Seller shall use commercially reasonable efforts to deliver such excess quantities by the Delivery Dates requested by Customer and, in any event, as soon as reasonably possible.

1.7      ORDERS:

         Customer shall order Products, Licensed Materials, and/or Services from Seller by issuing written purchase orders or, if agreed to by the parties, by issuing electronic purchase orders (each, an "Order"). All Orders submitted by Customer shall be deemed to incorporate and be subject to the terms and conditions of this Agreement unless otherwise agreed in writing.

         All Orders shall contain the information necessary for Seller to fulfill the Order including, the (a) description of the Products, Licensed Materials, and/or Services being ordered, (b) requested place of delivery and delivery date or completion interval, (c) expected applicable Sites for Installation, and (d) location to which the applicable invoice should be rendered for payment.

         Except as expressly set forth in this Agreement, Seller agrees to deliver all Orders placed by Customer in accordance with the terms and conditions of this Agreement within the Standard Lead Times.

         No provision or data on any Order or contained in any documents attached to or referenced in any Order or any subordinate document (such as shipping releases), shall be binding, except data necessary for Seller to fill the Order. All such other data and provisions are hereby rejected. Electronic Orders shall be binding on Customer notwithstanding the absence of a signature. In the event of any conflict between the terms and conditions of such Order and this Agreement, the terms and conditions set forth in this Agreement shall govern unless otherwise expressly agreed to in writing by the parties.

1.8      ORDER ACKNOWLEDGMENT:

         All Orders shall be acknowledged by Seller as set forth herein. Seller shall acknowledge the date of Order receipt either in writing or electronic data interface format within ten (10) business days.

         For all purposes of this Agreement, the term "Delivery Date" shall mean the date specified by Customer in an Order when Products are to be delivered to the Site specified in the Order; provided, however, that if Customer submits an Order requesting a delivery or completion interval less than the Standard Lead Time, Seller will accept such Order only for its Standard Lead Times. Seller will, however, attempt to meet Customer's requested shortened interval and provide confirmation or denial of the requested shortened interval within three (3) days for PCS CDMA minicells and within twenty-one (21) days for other Products. Additional charges may be applicable if mutually agreed.

         Seller agrees that it shall not ship any Products before their Delivery Date without the prior consent of Customer.



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                        LUCENT TECHNOLOGIES PROPRIETARY

         While it is Seller's objective to provide Customer with a written or electronic acknowledgment of each Order received, it is Customer's responsibility to advise Seller of any missing or late notifications to insure that the Order has not been lost.

1.9      CHANGES IN CUSTOMER'S ORDERS:

         Changes made by Customer to an acknowledged Order shall be treated as a separate Order unless the parties expressly agree otherwise. If any such change affects Seller's ability to meet its obligations under the original Order, any price, Delivery Date, or completion date requested by Customer with respect to such original Order is subject to change as agreed to by the parties.

1.10     PRICES:

         Prices, fees, and charges (hereinafter "prices") shall be as set forth in Attachment 1.10 to this Agreement. The prices set forth in Attachment 1.10 for Products and Software shall be fixed until the earlier of (a) the second anniversary of the Effective Date, or (b) the date upon which Customer fully satisfies its *_______________* purchase commitment for Initial Products (the "Price Change Date"). The prices set forth in Attachment 1.10 for Services shall be subject to yearly adjustment by Seller, beginning on the first anniversary of the Effective Date; provided, however, that in no event shall the amount of increase in any Services prices exceed in any year the corresponding amount by which the Producer Price Index increased during that year.

         The prices for Products, Licensed Materials, and Services procured by Customer under this Agreement after the Price Change Date shall be as mutually agreed.

         Unless expressly stated in writing, Seller's prices are exclusive of charges for transportation and freight, and any sales or other tax or duty which Seller may be required to collect or pay upon the Order.

         Notwithstanding anything herein contained to the contrary, prices for any Gap Purchases made by Customer shall be Seller's list prices (as published in the Customer Price Lists in effect on the Effective Date) less the following discounts: (i) *_________________________*; (ii) *__________________________*;
(iii) *_______________________________*; (iv) *___________________________*; and
(v) *________________________________*.  On the date Seller's obligations to make loans under the Initial Financing becomes effective, Customer shall receive purchase credits to be applied to purchases hereunder from Seller in an amount equal to the amounts actually paid by Customer to Seller under this paragraph for Gap Purchases less the amounts which would have been paid by Customer for the Products, Licensed Materials, and Services which comprise the Gap Purchases under this Section 1.10 had the same been procured by Customer after the effectiveness of the Initial Financing.

1.11     INVOICES AND TERMS OF PAYMENT:

         Products, Licensed Materials, and Services (including transportation charges and taxes, if applicable) will be billed by Seller as hereinafter set forth:

         (a) With respect to Products, Licensed Materials, and Services deployed in the Initial BTAs other than the *_____________________________*:



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





(i) *___________________________________________________________________________
________________________________________________________________________________
___________________________________________*;  and


(ii) *__________________________________________________________________________
________________________________________________________________________________
_________________________________*;

         (b) With respect to Products, Licensed Materials, and Services deployed in the *________________________* for purposes of the trial and not Gap
Purchases:


(i) *___________________________________________________________________________
________________________________________________________________________________
____________________________________*.; and


(ii) *__________________________________________________________________________
________________________________________________________________________________
____________________________________________________________________________*;
and

         (c)  With respect to GAP Purchases:


(i) *___________________________________________________________________________
________________________________________________________________________________
__________________________________________________*; and


(ii) *__________________________________________________________________________
________________________________________________________________________________
________________________________________________________*.

         Notwithstanding anything herein contained to the contrary, the parties acknowledge and agree that the invoicing procedure set forth above shall apply only to Initial Products which are generally available. Products, Licensed Materials, and Services procured by Customer under this Agreement which are not generally available Initial Products shall be subject to such invoicing terms as are mutually agreed to by the parties in writing.


*______________________________________________________________________________
________________________________________________________________________________
__________________________________________*.





         Delinquent payments are subject to a late payment charge at the rate of one and one-half percent (1-1/2%) per month, or portion thereof, of the amount due (but not to exceed the maximum lawful rate). Any disputed items remaining after the resolution of such dispute will be subject to a retroactive late payment




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



charge based upon the original invoice date. Customer agrees to pay Seller's reasonable attorneys fees and other costs incurred by Seller in collection of any amounts invoiced hereunder and past due. Customer shall notify Seller of any disputed invoice amounts within thirty (30) days from the date of the invoice. Seller may apply any credit which remains outstanding in favor of Customer to the oldest undisputed invoice which remains in Customer's portfolio.

1.12     INSTALLATION INTERVALS:

         The Installation intervals for Products procured by Customer under this Agreement shall be as set forth in Attachment 1.12 attached hereto . Customer shall ensure that all Site(s) comply with the Site requirements jointly agreed to and specified in the SOW (the "Site Requirements").

1.13     TRANSPORTATION:

         Seller, in accordance with its normal practices, will arrange for transportation for Products and Licensed Materials, will prepay transportation, if applicable, and invoice transportation charges from Seller's factory or, if Seller elects to store or stage the Products and/or Licensed Materials at Seller's warehouse, staging, or marshaling facility (collectively, a "Seller Warehouse") from Seller's Warehouse (but not to such warehouse). Attached to this Agreement as Attachment 1.13 is an estimate of the transportation expenses anticipated for the Initial Products.

         If Customer elects to route Products and/or Licensed Materials or to arrange for transportation, Seller will provide related services subject to a separate fee.

         Premium transportation will only be used with Customer's concurrence.

1.14     PACKING, MARKING, AND SHIPPING:

         Seller shall, at no additional charge, pack and mark shipping containers in accordance with its standard practices for domestic shipments. Where in order to meet Customer's requests, Seller packs and/or agrees to mark Products or shipping cartons in accordance with Customer's specifications, Seller shall invoice Customer agreed to additional charges for such packing and/or marking; provided, however, that nothing herein shall obligate Seller to pack or mark in accordance with Customer's request without the prior written agreement of Seller to do so in each instance. Seller agrees to furnish to Customer Seller's specifications for bar coding the Products.

         Seller shall:

(a) Enclose a packing memorandum including a detailed bill of materials with each shipment and, if the shipment contains more than one package, identify the package containing the memorandum; and

(b) Mark Products as practicable for identification in accordance with Seller's marking specifications (e.g., model/serial number and month and year of manufacture).



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                        LUCENT TECHNOLOGIES PROPRIETARY

         Partial shipments under an Order may be made by Seller and separately invoiced; provided, however, that Seller shall not separately invoice Customer for any partial shipments to be delivered to a Site where the Products and Licensed Materials provided under such partial shipment cannot materially perform in accordance with the applicable Product Specifications without other Products and/or Licensed Materials covered by that Order.

1.15     TITLE AND RISK OF LOSS:

         Title (except as provided in the clause USE OF INFORMATION and in Article III) and risk of loss to a Product, Licensed Material, or other item furnished to Customer under this Agreement shall pass to Customer upon delivery to its final destination. However, where due to Customer's request or nonperformance the item must be held in a Lucent Marshaling Center or other storage facility, title and risk of loss shall pass upon storage at such Marshaling Center or other storage facility. Delivery of an item to its final destination by Seller shall be deemed complete at such time as all transportation, interim warehousing, hauling and hoisting required to be performed by Seller or its agents for the item have been completed. Notwithstanding the above, if sooner, title and risk of loss to the item shall pass to Customer at the point at which Seller or Seller's supplier or agent turns over possession of the item to Customer, Customer's employee, Customer's designated carrier, warehouser or hoister, or other pre-designated Customer's agent.

         Customer shall notify Seller promptly of any claim with respect to loss which occurs while Seller has the risk of loss and shall cooperate in every reasonable way to facilitate the settlement of any claim.

         Nothing herein shall, during the period Seller or Customer has the risk of loss to an item, relieve the other party of responsibility for loss to the item resulting from such other party's acts or omissions or the acts or omissions of that party's employees or agents.

1.16     COMPLIANCE WITH LAWS:

         Performance under this Agreement shall be subject to all applicable laws, orders, and regulations of federal, state, and local governmental entities in the appropriate jurisdictions.

1.17     TAXES:

         Customer shall be liable for and shall reimburse Seller for all taxes and similar charges, however designated (excluding taxes on Seller's net income), imposed upon or arising from the provision of Services to Customer hereunder, or the transfer, sale, license, or use of Products, Licensed Materials, or other items provided by Seller to Customer hereunder (other than the amounts that would be payable by Seller under Section 1.26(a)--CUSTOMER'S REMEDIES). Taxes reimbursable under this paragraph shall be separately listed on the invoice.

         Seller shall not collect the otherwise applicable tax if the front of the relevant Order indicates that the purchase is exempt from Seller's collection of such tax and a valid tax exemption certificate is furnished by Customer to Seller.



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1.18     TRAINING:

         Seller will make available Seller's standard training for Customer's personnel in the planning for, operation and maintenance of Products and Software furnished hereunder free of charge in accordance with Attachment 1.18 attached hereto.

         In addition to the foregoing, Seller will provide additional training for employees of Customer in accordance with, and for the fees specified in, Attachment 1.18. Customer may request Seller to provide additional training at either a Seller training facility or at Customer's facilities, and Seller shall use reasonable efforts to accommodate Customer's requests for additional training upon terms and conditions mutually agreed to by the parties. Customer shall receive credits of *________________* of training to be allocated as mutually agreed by the parties across the training courses described on Attachment 1.18

1.19     LATE AND DEFERRED DELIVERY:

         In the event PCS CDMA minicells ordered by Customer in accordance with this Agreement are not delivered by Seller by or within ten (10) calendar days after the Standard Lead Times (or, if a longer delivery interval is agreed to by the parties for the applicable Order, after such longer delivery interval) (a "Late Delivery"), and Late Deliveries occur with respect to *___________________* or more of the PCS CDMA minicells committed by Seller to be delivered in any ninety (90) calendar day period occurring during the term of this Agreement, and further provided that at least twenty (20) PCS CDMA minicells were committed to be delivered during the applicable ninety (90) day period, then Customer shall have the right to forward to Seller written notice of Customer's intent to invoke its rights under this Section 1.19 (a "Late Delivery Notice").

         In the event Seller fails to deliver all PCS CDMA minicells which comprise the Late Deliveries to Customer during the thirty (30) day period following the date of any Late Delivery Notice, Customer shall have the right to:

*_______________________________________________________________________________
__________________________________________________________________*.

         Upon Customer's written request issued no less than five (5) days prior to the scheduled shipment date for any Product, Seller shall delay shipment of such Product by not more than sixty (60) days, subject to the payment by Customer to Seller of reasonable warehousing costs; provided, however, that in no event shall the delayed shipment of any Order (or part thereof) exceed the original Delivery Date by more than sixty (60) days.

1.20     CANCELLATION FOR BREACH:

         Except as otherwise provided in Section 1.19, in the event Seller or Customer is in material breach or material default of this Agreement or any Order placed hereunder and such breach or default continues uncured for a period of forty-five (45) days after the receipt by the defaulting or breaching party of written notice from the non-defaulting or non-breaching party (and such additional time as may be agreed upon by the parties), then the non-defaulting or non-breaching party shall have the right to cancel this Agreement and/or that part of any Order affected by the breach or default without any charge, obligation or liability, except for those items already fully discharged in accordance with this Agreement and such Order.

1.21     PATENTS, TRADEMARKS AND COPYRIGHTS:




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         In the event of any claim, action, proceeding or suit by a third party against Customer alleging an infringement of any United States patent, United States copyright, or United States trademark, or a violation in the United States of any trade secret or proprietary rights by reason of the use, in accordance with the Specifications, of any Product or Licensed Material furnished by Seller to Customer under this Agreement, Seller, at its expense, will defend and indemnify Customer, subject to the conditions and exceptions stated below. Seller will reimburse Customer for any cost, expense or attorney's fee, reasonably incurred by Customer or otherwise incurred at Seller's written request or authorization, and will indemnify Customer against any liability assessed against Customer by final judgment on account of such infringement or violation arising out of such use.

         If Customer's use of any Product or Licensed Material shall be enjoined or in Seller's opinion is likely to be enjoined, Seller will, at its expense and at its option, either (1) replace the enjoined Product or Licensed Material furnished pursuant to this Agreement with a suitable substitute free of any infringement, (2) modify it so that it will be free of the infringement and still perform in accordance with the applicable Specifications, or (3) procure for Customer a license or other right to use it. If none of the foregoing options is practical, Seller will remove the enjoined Product or Licensed Material and refund to Customer any amounts paid to Seller less a reasonable charge for any actual period of use by Customer.

         Customer shall give Seller prompt written notice of all such claims, actions, proceedings or suits alleging infringement or violation and Seller shall have full and complete authority to assume and control the defense thereof, including appeals, and to settle same (subject to Customer's right to retain separate counsel, at its expense). Customer shall, upon Seller's request and at Seller's expense, furnish all information and assistance available to Customer and cooperate in every reasonable way to facilitate the defense and/or settlement of any such claim, action, proceeding or suit, all at Seller's cost and expense.

         No undertaking of Seller under this clause shall extend to any such alleged infringement or violation to the extent that it: (1) arises directly from adherence to design modifications, specifications, drawings, or written instructions which Seller is directed in writing by Customer to follow, but only if such alleged infringement or violation does not reside in corresponding commercial Product or Licensed Material of Seller's design or selection; or (2) arises directly from adherence to instructions from Customer to apply Customer's trademark, trade name, or other company identification; or (3) resides in a Product or Licensed Material which is not of Seller's origin and which is furnished by Customer to Seller for use under this Agreement; or (4) relates directly to the combined use of Products or Licensed Materials provided by Seller with other Products or Licensed Materials, furnished either by Seller or others, which combination was not installed, recommended or otherwise approved by Seller. In the foregoing cases numbered (1) through (4), Customer will defend and save Seller harmless, subject to the same terms and conditions and exceptions stated above with respect to the Seller's rights and obligations under this clause.

         The liability of Seller and Customer with respect to any and all claims, actions, proceedings, or suits by third parties alleging infringement of patents, trademarks, or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any items furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this clause.

1.22     USE OF INFORMATION:

         All Information which bears a legend or notice restricting its use, copying or dissemination, shall remain the property of the furnishing party. The furnishing party grants the receiving party the right to use such Information only as follows. Such Information (1) shall not be reproduced or copied, in whole or part,



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                        LUCENT TECHNOLOGIES PROPRIETARY
except for use as authorized in this Agreement; and (2) shall, together with any full or partial copies thereof, be returned or destroyed when no longer needed. Moreover, when Seller is the receiving party, Seller shall use such Information only for the purpose of performing under this Agreement, and when Customer is the receiving party, Customer shall use such Information only (1) to Order, (2) to evaluate Products, Licensed Materials or Services, or (3) to install, operate, and maintain the particular Products or Licensed Materials for which it was originally furnished. Unless the furnishing party consents in writing, such Information, except for that part, if any, which is known to the receiving party free of any confidential obligation, which becomes generally known to the public through acts not attributable to the receiving party, or which is ordered by a court or administrative body of competent jurisdiction to be disclosed, shall be held in confidence by the receiving party. The receiving party may disclose such Information to other persons, upon the furnishing party's prior written authorization, but solely to perform acts which this clause expressly authorizes the receiving party to perform itself and further provided such other person agrees in writing (a copy of which writing will be provided to the furnishing party at its request) to the same conditions respecting use of Information contained in this clause and to any other reasonable conditions requested by the furnishing party.

         The term "Information" as used in this clause does not include Software (whether or not embodied in Firmware) or Related Documentation. The use of Software and Related Documentation is governed by Article III of this Agreement.

1.23     NOTICES:

         All notices under this Agreement shall be in writing (except where otherwise stated) and shall be addressed to the addresses set forth below or to such other address as either party may designate by notice pursuant hereto. Such notices shall be sent by confirmed telecopy or nationally recognized overnight courier or delivered by hand and shall be deemed to have been given when received.

         Seller:          Lucent Technologies Inc.
                          5440 Millstream Road
                          McLeansville, North Carolina 27301
                          Attn: Contract Manager, Network Systems-PCS Markets

         With a copy to:  Lucent Technologies Inc.
                          283 King George Road
                          Warren, New Jersey 07059
                          Attn:  Corporate Counsel, Building C, 2nd Floor

         Customer:        NextWave Wireless Inc.
                          9455 Towne Centre Drive
                          San Diego, California 92121
                          Attn:  Legal Department



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                        LUCENT TECHNOLOGIES PROPRIETARY
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1.24     RIGHT OF ACCESS:

         Each party shall provide the other access to its facilities reasonably required in connection with the performance of the respective obligations under this Agreement. No charge shall be made for such access. Reasonable prior notification will be given when access is required. Neither party shall require releases of any personal rights in connection with visits to its premises. During normal business hours and upon reasonable prior notice, Customer shall have the right to visit the facilities where the Products are being manufactured and, subject to Seller's security and confidentiality requirements, to observe the manufacture and testing process; provided that (a) such visits are subject to the execution by Customer of a confidentiality agreement reasonably acceptable to Seller and (b) such visits do not unreasonably interfere with the normal business operations of Seller.

1.25     INDEPENDENT CONTRACTOR:

         All work performed by one party under this Agreement shall be performed as an independent contractor and not as an agent of the other and no persons furnished by the performing party shall be considered the employees or agents of the other. The performing party shall be responsible for its employees' compliance with all laws, rules, and regulations while performing work under this Agreement.

1.26     CUSTOMER'S REMEDIES:

(a) Customer's exclusive remedies and the entire liability of Seller and its affiliates and their employees and agents for any claim, loss, damage, or expense of Customer or any other entity arising out of this Agreement, or the use or performance of any Product, Licensed Material, or Service, whether in an action for or arising out of breach of contract, tort, including negligence indemnity, or strict liability shall be as follows:

         (1) For infringement -- the remedy set forth in the "PATENTS, TRADEMARKS AND COPYRIGHTS" clause;

         (2) For the performance of Products, Software, and Services or claims that they do not conform to a warranty -- the remedy set forth in the applicable "WARRANTY" clause;

         (3) For tangible property damage and personal injury caused by Seller's negligence, gross negligence, recklessness, willful misconduct or breach of the representation contained in
                 Section 2.4 of this Agreement -- *___________________________*;

         (4) For System Outages -- the remedy set forth in the "SYSTEM OUTAGES" clause (Section 2.2); and

         (5)     For everything other than as set forth
                 above--*_______________________________________________________
                 __________________________________________*.

(b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER SELLER NOR CUSTOMER (AND THEIR RESPECTIVE AFFILIATES, EMPLOYEES AND AGENTS) SHALL BE LIABLE FOR INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGE OR LOST PROFITS, REVENUES OR SAVINGS ARISING OUT OF THIS AGREEMENT, OR THE USE OR PERFORMANCE OF ANY PRODUCT, LICENSED MATERIALS, SERVICES OR NEXTWAVE SERVICES, WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, TORT, INCLUDING NEGLIGENCE, OR




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         STRICT LIABILITY.  THIS CLAUSE 1.26(b) SHALL SURVIVE FAILURE OF AN
         EXCLUSIVE OR LIMITED REMEDY.

(c) Customer shall give Seller prompt notice of any claim. Any action or proceeding against Seller must be brought within twenty-four (24) months after the cause of action accrues.

1.27     FORCE MAJEURE:

         Neither party shall be held responsible for any delay or failure in performance to the extent that such delay or failure is caused by Force Majeure. Nothing contained herein or elsewhere shall impose any obligation on either party to settle any labor difficulty.

1.28     ASSIGNMENT:

         Except as provided in this clause, neither party shall assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement, (an "assignment") without the other party's prior written consent. The parties agree not to unreasonably withhold their consent to any request by the other party to assign its rights and delegate its duties under this Agreement, in whole or in part, to any present or future Subsidiary or Affiliate of the requesting party or to any combination of the foregoing. Any attempted assignment in contravention of this shall be void and ineffective. Nothing shall preclude a party from employing a subcontractor in carrying out its obligations under this Agreement. A party's use of such subcontractor shall not release the party from its obligations under this Agreement.
         For purposes of this clause, the term "Agreement" includes this Agreement, any subordinate contract placed under this Agreement and any Order placed under such Agreement or subordinate contract.

1.29     PUBLICITY:

         Each party shall submit to the other proposed copy of all Advertising wherein the name, trademark, code, specification or service mark of the other party or its affiliates is mentioned; and neither party shall publish or use such Advertising without the other's prior written approval. Such approval shall be granted as promptly as possible (usually within ten (10) days), and may be withheld only for good cause.

1.30     APPLICABLE LAW:

         The construction and interpretation of, and the rights and obligations of the parties pursuant to this Agreement, shall be governed by the laws of the State of New York.

1.31     SURVIVAL OF OBLIGATIONS:

         The parties' rights and obligations which, by their nature, would continue beyond the termination, cancellation, or expiration of this Agreement (such as, but not limited to, Customer's license to Licensed Materials in accordance with Section 3.2, confidentiality, payment, warranty, repair, and indemnity obligations and the provisions of Section 1.26-- CUSTOMER'S REMEDIES), shall survive such termination, cancellation, or expiration.



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                        LUCENT TECHNOLOGIES PROPRIETARY
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1.32     SEVERABILITY:

         If any provision in this Agreement shall be held to be invalid or unenforceable, the remaining portions shall remain in effect. In the event such invalid or unenforceable provision is considered an essential element of this Agreement, the parties shall promptly negotiate a replacement provision.

1.33     NON-WAIVER:

         No waiver of the terms and conditions of this Agreement, or the failure of either party strictly to enforce any such term or condition on one or more occasions shall be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion.

1.34     [INTENTIONALLY DELETED]

1.35     PUBLICATION OF AGREEMENT:

         The parties shall keep the provisions of this Agreement and any Order submitted hereunder confidential except as reasonably necessary for performance hereunder and except to the extent disclosure may be required by applicable laws or regulations, in which latter case, the party required to make such disclosure shall promptly inform the other prior to such disclosure in sufficient time to enable such other party to make known any objections it may have to such disclosure. The disclosing party shall take all reasonable steps to secure a protective order or otherwise assure that the Agreement or Order will be withheld from the public record.

         Notwithstanding the foregoing, Customer may disclose the provisions of this Agreement to the extent, in the opinion of counsel to Customer, required
(a) by the Securities and Exchange Commission or any applicable securities laws, rules or regulations in connection with any offering of securities of Customer, NextWave Telecom, Inc. or any of their respective Affiliates, or (b) by any other governmental authority to comply with applicable securities or similar laws, rules or regulations; provided, however, that Customer shall take all reasonable steps and exercise all reasonable efforts directed by Seller to seek confidential treatment of or otherwise assure that any information herein contained which Seller deems confidential or proprietary be withheld from the public record.

1.36     DISPUTE RESOLUTION:

         If a dispute arises out of or relates to this Agreement, or its alleged breach, and if said dispute cannot be settled through negotiation within thirty (30) days, the parties agree to submit the dispute to a sole mediator selected by the parties in accordance with the applicable rules of the American Arbitration Association ("AAA") or, at any time at the option of a party, to mediation by the AAA. If not thus resolved within thirty (30) days it shall be referred to a sole arbitrator selected by the parties in accordance with the commercial arbitration rules of the AAA (the "AAA Rules") within thirty (30) days of the mediation which arbitration shall be governed by the AAA Rules and judgment on any award therein may be entered in any court having jurisdiction. The arbitrator may determine issues of arbitrability but may not award punitive damages or limit, expand or otherwise modify the terms of this Agreement. The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of any mediation or arbitration in confidence, to the extent not prohibited by law or court order.



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1.37     MANAGEMENT STATUS REVIEW:

         Once each calendar quarter, or more frequently as may be mutually agreed, at a date and time to be mutually agreed upon by the parties, a Management Status Review shall be held. At each Management Status Review meeting, Seller shall provide Customer with a report of its progress in meeting the Deployment Schedule, and the milestones contained therein. In addition, if Customer reasonably determines in the course of such Management Status Review that additional information available to Seller would assist Customer in its ongoing evaluation of the progress under this Agreement, then Seller shall promptly provide to Customer such additional information. Seller shall further notify Customer promptly in writing upon learning of any event which Seller reasonably believes may cause Seller to not achieve any milestone contained in the SOW or the Deployment Schedule.

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                                   ARTICLE II
               PROVISIONS APPLICABLE TO THE PURCHASE OF PRODUCTS


2.1      GENERAL:

         The provisions of this Article II shall be applicable to the purchase of Products from Seller. If Software is also to be licensed for use on a purchased Product, or if a Product is also to be engineered or installed by Seller, the provisions of Articles III and IV shall also be applicable.

2.2      SYSTEM OUTAGES

         A "System Outage" is any failure of any Product to operate which results in service outage and performance degradation which has a material adverse effect upon subscriber service with actual loss of *___________________ ____________________________* or more of such Product's effective service capacity occurring within thirty (30) days from the date on which Seller installs a Software Maintenance Release or Enhancement, which failure is caused by Seller in the performance of Installation of Software Maintenance Releases or Enhancements and which Seller is unable to cure within two (2) hours from notification of such failure by Customer. In the event Seller does not repair or remedy a System Outage within the foregoing two (2) hour period, Seller will pay to Customer damages in an amount equal to *_______________________________ _______________________________* that the System Outage continues beyond the two (2) hour cure period; *___________________________________________________*.

2.3      DOCUMENTATION:

         Seller shall furnish to Customer, at no additional charge, one (1) copy per switch and one (1) copy per base station of documentation for the Products provided hereunder sufficient to operate and maintain such Products. Such documentation will be that customarily provided by Seller to its Customers at no additional charge. Such documentation shall be provided prior to or with the shipment of the Products from Seller to Customer. Additional copies of the documentation are available at prices set forth in the Customer Price List or, if not priced in the Customer Price List, at Seller's standard prices.

2.4      PRODUCT COMPLIANCES:

         Seller represents that a Product furnished hereunder shall comply with all applicable laws, rules, and regulations including, but not limited to, the requirements of Part 24 of the Federal Communication Commission's Rules and Regulations pertaining to personal communications services in effect upon delivery of such Product. In addition, Seller represents that a Product furnished hereunder shall comply, to the extent required, with the requirements of Subpart J of Part 15 of the Federal Communication Commission's Rule and Regulations in effect upon delivery of such Product, including those sections concerning the labeling of such Product and the suppression of radio frequency and electromagnetic radiation to specified levels. Seller makes no undertaking with respect to harmful interference caused by (i) installation, repair, modification or change of Products or Software by other than Seller; (ii) Products being subjected to misuse, neglect, accident or abuse by other than Seller; (iii) Products or Software being used in a manner not in accordance with operating instructions or in a suitable installation environment or operations of other equipment in the frequency range reserved for Customer within the Licensed Area.




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         Seller assumes no responsibility under this clause for items not specified or supplied by Seller. Type acceptance or certification of such items shall be the sole responsibility of Customer.

2.5      PRODUCT CHANGES:

         Prior to the shipment of a Product, Seller may at any time make changes in a Product furnished pursuant to this Agreement, or modify the drawings and published specifications relating thereto, or substitute Products of later design to fill an Order, provided the changes, modifications, or substitutions under normal and proper use do not impact upon the Form, Fit, or Function of an Ordered Product as identified in the Specifications both on a stand alone basis and in connection with the operation of other Seller Products and Software as contemplated in the Specifications. In the event of any such changes by Seller, the parties shall work promptly to modify the SOW, if necessary, to reflect such changes. Seller shall notify Customer in advance of all changes made to the Products.

2.6      CONTINUING PRODUCT SUPPORT - PARTS AND SERVICES:

         In addition to repairs provided for under the applicable Product warranty, Seller offers repair Services and Repair Parts in accordance with the practices and terms and conditions for Seller's Products attached to this Agreement as Attachment 2.6. Such repair Services and Repair Parts shall be available while Seller is manufacturing or stocking such Products or Repair Parts, but in no event for less than five (5) years after such Product's discontinued availability effective date. Seller may use either new, remanufactured, reconditioned, refurbished and functionally equivalent Products or parts in the furnishing of repairs or replacements under this Agreement. Such Repair Parts shall comply with the Specifications.

         If during the agreed to support period Seller is unable to provide Repair Part(s) and/or repair Service(s) and a functionally equivalent replacement has not been designated, Seller shall advise Customer, by written notice prior to such discontinuance to allow Customer to plan appropriately, and if Seller is unable to identify another source of supply for such Repair Part(s) and/or repair Service(s) reasonably acceptable to Customer, Seller shall provide Customer, upon request, with non-exclusive licenses for Product Manufacturing Information to the extent Seller can grant such licenses, so that Customer will have sufficient information to have manufactured, or obtain such Service or parts from other sources.

2.7      SPECIFICATIONS:

         Specifications for the Products and Software are attached hereto as Attachment 2.7A. The Specifications in Attachment 2.7A may be modified by mutual written agreement of the parties. The agreement of the parties with respect to other technical requirements requested by Customer is set forth in Attachment 2.7B attached hereto.

2.8      CUSTOMER TECHNICAL SUPPORT:

         During the Warranty Period, Seller shall provide Customer with technical support ("Technical Support") for the Products and Licensed Materials through the Customer Technical Support Organization (CTSO). The CTSO provides performance measurement and system engineering services at its then standard prices, terms and conditions for such services. Special, unusual or customized services may be billable, depending upon the nature of the request. This support is not applicable to requests for new Software features.



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         During the Warranty Period, Seller shall provide at no cost to
Customer a customer service hotline to handle customer questions, problems, or other customer-initiated feedback (including diagnostic center support). The hotline shall be staffed 24 hours per day, seven (7) days per week with highly trained specialists. The hotline representative will generate a trouble ticket in response to each Customer inquiry, which will be used as a basis for tracking the inquiry through resolution. The hotline representative shall determine the immediacy and severity of a service problem in accordance with the following priority classifications, and such determination shall establish the level of emergency response that Seller shall provide to the extent such problem is caused by Products, Licensed Materials or Services provided by Seller under this Agreement:

         (a) Priority 1: Product malfunction constituting a category "critical" product failure as specified by the ISO 9000 Standard. In such event, Seller shall take immediate corrective action regarding the problem, on a continuous basis, twenty-four (24) hours per day, seven (7) days per week, until such problem is resolved. Seller agrees to resolve all such Priority 1 Product malfunctions within *_________________* of Seller's receipt of notice thereof.

         (b) Priority 2: A critical Product malfunction involving any Product that does not interrupt the availability of the System, does not result in a System Outage or does not cause severe subscriber disservice. Seller shall take immediate corrective action regarding the problem, on a continuous basis during normal business hours (eight (8) hours per day, five (5) days per week) until such problem is resolved. Seller agrees to resolve all such Priority 2 Product malfunctions within *__________________* of Seller's receipt of notice thereof.

         (c) Priority 3: A Product malfunction that does not impair the PCS System or subscriber operation significantly because temporary procedures are in place to provide acceptable alternative operation of functionality. Seller shall schedule and work on the problem on a time- available basis. Product malfunctions in this category are mostly cosmetic in nature such as awkward or lengthy operational sequences of commands. These are non-service affecting malfunctions. Seller agrees to resolve all such Priority 1 Product malfunctions within *_______________________* of Seller's receipt of notice thereof.

         (d) Priority 4: A Product malfunction involving the PCS System that does not cause subscriber disservice. Seller shall schedule and work on the problem at a later date, generally in conjunction with an enhancement or change to the affected system or application. This category should consist of only nominal problems such as misspellings on printouts from switch maintenance terminals (the "TI interface").

         Operations Support. Following the completion of each phase of installation, Seller representatives will assist in operations support throughout the acceptance testing period. In addition, after the Products and Licensed Materials have been installed and all acceptance testing has been successfully completed, Seller shall, during the Warranty Period, provide toll-free technical assistance. In addition, Seller will support acceptance testing procedures, specifically, the Hardware, Software, and Feature tests specified in the Acceptance Testing Plan attached hereto as Attachment 4.2. Seller will also provide Technical Support for Priority 1 and Priority 2 Product malfunctions during the acceptance testing period.

         Support Staff. These teams will provide the Technical Support necessary for the installation and testing of the Products and Licensed Materials. In addition, Seller will evaluate any Priority 1 and Priority 2 defects and will ensure that any Maintenance Releases and Enhancements procured by Customer under this Agreement, if any, are distributed to Customer. During installation and testing


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Seller will provide technical staff to handle trouble resolution and Customer inquiries, monitor compliance with Product performance metrics with contractually required Product performance obligations.

         Additional Technical Support. At Customer's reasonable request and with reasonable advance notice, additional Technical Support above and beyond these requirements may be provided under terms and prices to be mutually agreed upon by the parties. Seller will use commercially reasonable efforts to respond to such requests.



2.9      PRODUCT WARRANTY:

(a)     Seller warrants to Customer only, that:

            (i) As of the date title to Products passes to Customer, Seller will have the right to sell, transfer, and assign such Products and the title conveyed by Seller shall be good; and

           (ii) Products will be free from defects in material and workmanship, and will conform to the Specifications.

                 The parties acknowledge and agree that Seller makes no network or system performance warranty related to or caused by RF engineering under this Agreement. For the avoidance of doubt, Seller warrants to Customer that the Products will conform to the Specifications. In the event that Customer requests and Seller is willing to perform all aspects of RF engineering relating to a PCS System such RF engineering and related activities shall be subject to a separate written agreement between the parties setting forth mutually acceptable terms and conditions governing the same including, without limitation, a network or system warranty by Seller.



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                        LUCENT TECHNOLOGIES PROPRIETARY

(b) The Warranty Periods listed below are applicable to Products furnished pursuant to this Agreement, unless otherwise stated and begin upon delivery to the destination specified in Customer's Order or, if installed by Seller, on acceptance by Customer or thirty (30) days from the date Seller submits its notice of completion of its installation, whichever is sooner:

                                                                         Repaired or
             Class of                                                    Replacement
             Product                                New Product*         Product or Part **
             --------                               -----------          ---------------
             5ESS Switch, Access Manager,          *______________*     *________________*
             and PCS CDMA minicel

             Energy Systems                        *______________*     *________________*

             All other Network Systems Products    *______________*     *________________*


Notwithstanding anything in this Agreement to the contrary, Customer's use of any Product for Commercial Service or to provide training or hands-on experience to Customer's personnel shall, if prior to Seller's notice of installation completion, commence the applicable warranty period; provided, however, this provision shall not apply to training provided by Seller nor to the extent that Customer's personnel merely familiarize themselves with the Initial Products without actual operation of the Products.

(c) If, under normal and proper use during the applicable Warranty Period, a defect or nonconformity is identified in a Product furnished by Seller, and Customer notifies Seller in writing of such defect or nonconformity promptly after Customer discovers such defect or nonconformity and follows Seller's reasonable instructions regarding the return of the defective or nonconforming Product, Seller shall take the following action:

                 (i) Seller, at its option, shall attempt first to repair or replace such Product without charge at its facility or, if not feasible, provide a refund or credit based on the original purchase price, and installation charges if installed by Seller. Customer must return the Product to Seller for repair and replacement, except as noted below.

                 (ii) Where Seller has elected to repair or replace a Product which has been installed by Seller and Seller ascertains that the Product is not readily returnable by Customer, Seller will repair or replace the Product at Customer's site.

(d) If Seller has elected to repair or replace a defective Product which is readily replaceable in the normal mode of maintenance and operations, Customer is responsible for removing and reinstalling and, in addition, for on-site repair or replacement of cable and wire Products, Customer must make the Product accessible for repair or replacement, and is responsible to restore the site.


                                       23


__________________________________

* Refer to the SOFTWARE WARRANTY CLAUSE for associated Software warranties.

**       The Warranty Period for a repaired product or part thereof repaired under or for a replacement Product of Part thereof furnished in lieu of repair under this Warranty is the period listed or the unexpired term of the new Product Warranty Period, whichever is longer.

                        LUCENT TECHNOLOGIES PROPRIETARY


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(e)      Products returned for repair or replacement will be accepted by Seller only in accordance with its reasonable instructions and procedures for such returns. The transportation expense associated with returning such Product to Seller shall be borne by Customer. Seller shall pay the cost of transportation of the repaired or replacing Product to the destination designated by Customer within the BTA.

(f) Defective or nonconforming Products or parts which are replaced hereunder shall become Seller's property. Seller may use either new, remanufactured, reconditioned, refurbished, however, in all events functionally equivalent Products or parts in the furnishing of repairs or replacements under this Agreement such that upon repair or replacement the applicable Product performs in accordance with the Specifications.

(g) If Seller determines that a Product for which warranty Service is claimed is not defective or not nonconforming, Customer shall pay Seller's reasonable costs of handling, inspecting, testing, and transporting such Product in connection with the requested warranty service and, if applicable, reasonable traveling and related expenses; provided, however, that such Products for which warranty service is claimed are: (i) identified by Product diagnostics as having failed, but result in "no trouble found"; and (ii) are not able to be diagnosed by the fault localization capabilities of the Product.

(h) Seller makes no warranty with respect to defective conditions or nonconformities to the extent (and only to the extent) resulting from the following: Customer modifications, misuse, neglect, accident or abuse; improper wiring, repairing, splicing, alteration, installation, storage or maintenance by other than Seller; use in a manner not in accordance with Seller's or vendor's specifications, or operating instructions or failure of Customer to apply previously applicable Seller modifications and corrections. In addition, Seller makes no warranty with respect to Products which have had their serial numbers or months and year of manufacture deliberately removed or altered by other than Seller and with respect to expendable items, including, without limitation, fuses, light bulbs, motor brushes, and the like.

(i) THE FOREGOING PRODUCT WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO REPAIR, REPLACE, CREDIT OR REFUND AS SET FORTH ABOVE IN THIS WARRANTY.

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                                  ARTICLE III
               PROVISIONS APPLICABLE TO THE LICENSING OF SOFTWARE


3.1      GENERAL:

         The provisions of this Article apply to the granting of licenses pursuant to this Agreement by Seller to Customer for Licensed Materials.

3.2      LICENSE:

         Upon delivery of Licensed Materials, but subject to the performance of Customer's obligations to make payment of all applicable license fees under this Agreement when due (after allowing for any applicable grace periods) including, but not limited to, any continuing up-date fees, Seller grants to Customer a personal, nontransferable, and nonexclusive license pursuant to this Agreement to use such Licensed Materials in any BTA where Seller has supplied Products to Customer with either the Designated Processor or on any comparable Seller-provided replacement if the Designated Processor becomes inoperative. Customer shall use Licensed Materials only for its own (or its Affiliates') business operation. In the event Customer transfers any Designated Processor (or its replacement) procured under this Agreement to an Affiliate of Customer, Seller grants to such Affiliate a nonexclusive license to use such transferred Designated Processor (or its replacement) on the same terms and conditions of the license granted to Customer under this Section 3.2.

         The license grants Customer no right to and Customer will not sublicense such Licensed Materials, or modify, decompile, or disassemble Software furnished as object code to generate corresponding Source Code.

3.3      TITLE, RESTRICTIONS AND CONFIDENTIALITY:

         All Licensed Materials (whether or not part of Firmware) furnished by Seller, and all copies thereof made by Customer, including translations, compilations, and partial copies are the property of Seller.

         Except for any part of such Licensed Materials which is or becomes generally known to the public through acts not attributable to Customer, Customer shall hold such Licensed Materials in confidence, and shall not, without Seller's prior written consent, disclose, provide, or otherwise make available, in whole or in part, any Licensed Materials to anyone, except to its employees having a need-to-know and to its consultants and subcontractors, provided that such consultants and subcontractors first execute a written confidentiality agreement substantially identical to the provisions of this
Section 3.3. Customer shall not copy Software embodied in Firmware. Customer shall not make any copies of any other Licensed Materials except as necessary in connection with the rights granted hereunder. Customer shall reproduce and include any Seller copyright and proprietary notice on all such necessary copies of the Licensed Materials. Customer shall also mark all media containing such copies with a warning that the Licensed Materials are subject to restrictions contained in an agreement between Seller and Customer and that such Licensed Materials are the property of Seller.



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         Customer shall take appropriate action, by instruction, agreement, or otherwise, with the persons permitted access to the Licensed Materials so as to enable Customer to satisfy its obligations under this Agreement.

         When the Licensed Materials are no longer needed by Customer, or if Customer's license is canceled or terminated, Customer shall return all copies of such Licensed Materials to Seller or follow written disposition instructions provided by Seller.

3.4      CHANGES IN LICENSED MATERIALS:

         Prior to shipment, Seller may at any time modify the specifications relating to its Licensed Materials and shall provide notification thereof to Customer prior to such shipment. Seller may substitute modified Licensed Materials to fill an Order, provided the modifications, under normal and proper Use, do not materially adversely affect the Use, Function, or performance of the Ordered Licensed Materials or the Function of the related Products in accordance with the Specifications. Unless otherwise agreed, such substitution shall not result in any additional charges to Customer.

3.5      MODIFICATIONS TO SOFTWARE:

         Customer may request Seller to make changes to Seller's Software. Upon receipt of a document describing in detail the changes requested by Customer, Seller will respond in writing to Customer within thirty (30) days. If Seller agrees to undertake such modifications, the response shall quote a proposed delivery date and a fee for a license under such modified Software.

         Seller shall, subject to payment of Seller's Annual Maintenance Fees (as set forth in Attachment 1.10), make available to Customer during the term of this Agreement all Software maintenance releases and Software upgrades that Seller makes generally available to its other customers in order to correct defects or deficiencies in the Software (the "Maintenance Releases"). Seller shall, subject to payment of Seller's standard license fees and charges, make available to Customer during the term of this Agreement modifications or improvements to the Software which improve performance or capacity or which add functionality and are not required to achieve performance in accordance with the Specifications ("Enhancements"). All Maintenance Releases and Enhancements shall, upon payment of the applicable fees and charges, be subject to the Software license terms set forth in Section 3.2.

         Seller agrees to provide Customer access to its specifications for all industry standard interfaces for its Products, including OA&M interfaces. Seller agrees to make available to Customer, upon payment of the applicable prices and charges set forth in the Customer Price List, any interfaces which are deemed final by the appropriate standards body no later than eighteen (18) months after such standards are published, as Customer and Seller agree are necessary. As of the Effective Date, the parties agree to accept IS-634 Rev. A as such a standard.

3.6      MODIFICATION BY CUSTOMER:

         Unless otherwise agreed, Customer is not granted any right to modify Software furnished by Seller under this Agreement.

3.7      RELATED DOCUMENTATION:



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         Seller shall furnish to Customer, at no additional charge, one (1)
copy per switch and one (1) copy per twenty-five (25) PCS CDMA minicells of the Related Documentation for Software furnished by Seller pursuant to this Agreement. Such Related Documentation will be that customarily provided by Seller to its Customers at no additional charge. Such Related Documentation shall be provided prior to or with the provision of Software by Seller to Customer. Additional copies of the Related Documentation are available at prices set forth in the Customer Price List.

3.8      SOFTWARE WARRANTY

         (a) Seller warrants to Customer only that Software will, upon shipment, be free from those defects which materially affect performance in accordance with the Specifications or other agreed upon specifications referenced in the Order and Seller further warrants that it has the right to grant the licenses to Use Software it grants under this Agreement.

         (b) The Warranty Periods listed below begin upon delivery to the destination specified in Customer's Order or, if installed by Seller, on acceptance by Customer or thirty (30) days from the date Seller submits its notice of completion of installation, whichever is sooner. The Warranty Periods listed below are applicable to Software, the Related Documentation and associated with such Software, and the medium on which such Software is recorded, unless otherwise stated.

                        Software                                           Warranty Period
                        --------                                           ---------------
                        5ESS, Access Manager and
                        PCS CDMA Minicell (including Software
                        Updates and Software Generic Releases
                        for such Software)                                *_____________*

                 The Warranty Period for media and Related Documentation shall commence on the same date as commences the Warranty Period for their associated Software. The Warranty Period for Software for the 5ESS, Access Manager and PCS CDMA Minicell (including Software Updates or Software Generic Releases for such Software) (including any prior Software Update issued to Customer in respect thereto) expires upon installation of any subsequent Software Update or Software Generic Release for such Software (or Software Update). If any prior Software version or Update is re-installed by Seller, the warranty shall continue to run for the unexpired portion of the original Software version or Update warranty.

         (c) If, under normal and proper use during the applicable Warranty Period, Software covered in paragraph (a), subparagraph (i) proves to have a defect, which materially affects its performance in accordance with the Specifications, and Customer notifies Seller in writing of such defect promptly after Customer discovers or should have discovered such defect and follows Seller's instructions, if any, regarding return of defective Software, Seller shall at its option, attempt first to either correct or replace such Software without charge or if correction or replacement is not feasible, provide a refund or credit the full amount of the original license fee.

         (d) Software returned for correction or replacement will be accepted by Seller only in accordance with its instructions and procedures for such returns. The transportation


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                 expense associated with returning such Software to Seller
                 shall be borne by Customer. Seller shall pay the costs of transportation of the corrected or replacing Software to the destination designated by Customer within the applicable BTA.

          (e) Seller makes no warranty with respect to defective conditions or nonconformities resulting from the following: modifications, misuse, neglect, or accident by other than Seller; installation, use or maintenance in a manner not in accordance with Seller's specifications, operating instructions, or license-to-use; or failure of Customer to apply previously applicable Seller modifications and corrections. In addition, Seller makes no warranty with respect to defects related to Customer's data base errors. Moreover, no warranty is made that Software will run uninterrupted or error free.

         (f) THE FOREGOING SOFTWARE WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO CORRECT, REPLACE, CREDIT, OR REFUND AS SET FORTH ABOVE IN THIS WARRANTY.

3.9      CANCELLATION OF LICENSE:

         In the event this Agreement terminates prior to the expiration of the term for Customer's default or breach in accordance with Section 1.20 and through no fault of Seller, the licenses granted herein for which Customer's payment obligations are not up-to-date shall concurrently terminate; provided that, if Seller terminates this Agreement under Section 1.20 for a violation of any of the provisions of the last paragraph of Section 3.2 or Section 3.3, then all such licenses shall concurrently terminate.

3.10     TAXES APPLICABLE TO SOFTWARE:

       Notwithstanding clause TAXES in Article I of this Agreement, Seller shall not bill, collect, or remit any state or local sales or use tax with respect to the license of Software under this Agreement, or with respect to the performance of Services related to such software, which Customer represents to Seller is not properly due under Customer's interpretation of the law of the taxing jurisdiction, if (1) Customer submits to Seller a written explanation of the authorities upon which Customer bases its position that the license or performance of Services is not subject to sales or use tax, and (2) Seller reasonably agrees that there is authority for Customer's position, provided, however, that Customer shall hold Seller harmless for all costs and expenses (including, but not limited to, taxes and related charges payable under clause TAXES, and reasonable attorney's fees) arising from the assertion by a taxing authority that the license of, or the performance of Services with respect to, the Software was subject to state or local sales or use tax.

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                        LUCENT TECHNOLOGIES PROPRIETARY

                                   ARTICLE IV
                     PROVISIONS APPLICABLE TO ENGINEERING,
                        INSTALLATION, AND OTHER SERVICES

4.1      GENERAL:

         The provisions of this Article IV shall be applicable to the furnishing by Seller of Services other than Services furnished pursuant to any other Article of this Agreement.

4.2      ACCEPTANCE OF PRODUCTS AND INSTALLATION:

         The parties acknowledge and agree that the Trial Agreement shall contain mutually acceptable acceptance test procedures for the Products, Licensed Materials and Services procured under this Agreement and deployed pursuant to the Trial Agreement and that such acceptance test procedures shall be based upon Seller's acceptance test procedures set forth on Attachment 4.2 and other mutually agreed upon procedures (which shall include, without limitation, a cluster acceptance test procedure).

         With respect to Initial Products purchased under this Agreement and not deployed under the Trial Agreement, Seller shall perform and Customer shall have the opportunity to observe all acceptance tests described in Attachment
4.2 in addition to a mutually agreed upon cluster acceptance test. Upon completion of the Integration Acceptance Test, Seller will submit to Customer a Notice of Completion, pursuant to section "1.23 - Notices" of this Agreement. Upon the earlier of (a) Customer's determination that such Integration Acceptance Test results are satisfactory and in conformance with the applicable acceptance standards set forth in Attachment 4.2, (b) the expiration of the thirty (30) day period following the issuance of the Notice of Completion, or
(c) Commercial Service at any time after installation, the Initial Products shall be deemed accepted by Customer. Seller will promptly correct any defects for which it is responsible. For purposes of this Agreement, "Integration Test" shall mean the acceptance test procedure whereby a PCS CDMA minicell is integrated with the associated 5ESS switch and access manager and excludes all subsequent optimization and cluster and system acceptance test procedures.

4.3      CONDITIONS OF INSTALLATION AND OTHER SERVICES PERFORMED ON CUSTOMER'S
         SITE:

ITEMS PROVIDED BY CUSTOMER

         Except as the parties may have otherwise agreed in this Agreement or in other written agreements of the parties, Customer will be responsible for furnishing the following items (as required by the conditions of the particular Installation or other on-site Service, hereinafter collectively referred to as the "Service") at no charge to Seller and these items will not be included in Seller's price for the Service. Seller's representative shall have the right to inspect the site prior to Service start date.

         Regulatory Commission Approvals--Prior to Service start date, obtain such approvals, licenses, permits, tariffs and/or other authorities from the Federal Communications Commission and state and local public utilities commissions as may be necessary for construction and operation of a Personal Communications Services System.



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                        LUCENT TECHNOLOGIES PROPRIETARY

         Easements, Permits and Rights-of-Way--Prior to Installation start date, provide all rights-of-way, easements, licenses to come upon land to perform the Service, permits and authority for installation of Products and other items; permits for opening sidewalks, streets, alleys, and highways; and construction and building permits.

         Access to Building and Work Site--Allow employees of Seller and it subcontractors free access to premises and facilities at all hours during the scheduled Service. Customer shall obtain for Seller's and its subcontractors' employees any necessary identification and clearance credentials to enable Seller and its subcontractors to have access to the work site.

         General Building Conditions--When Customer provides or arranges for a third party to provide facilities or structures for PCS installation services, Customer shall prior to Service start date:

         a. Insure that the PCS site structures are in a structurally safe and sound condition to properly house the materials to be installed, in accordance with weight, strength, and structural requirements specified by Seller;

         b. Take such action as may be necessary to insure that the premises will be dry and free from dust and Hazardous Materials, including but not limited to asbestos, and in such condition as not to be injurious to Seller's or its subcontractors' employees or to the materials to be installed. Prior to commencement of the Services and during the performance of the Service, Customer shall, if requested by Seller, provide Seller with sufficient data to assist Seller's supplier in evaluating the environmental conditions at the work site (including the presence of Hazardous Materials).
                 The price quoted by Seller's supplier for the Service does not include the cost of removal or disposal of the Hazardous Materials from the work site. Customer is responsible for removing and disposing of the Hazardous Materials, including but not limited to asbestos, if necessary, prior to commencement of the Service.

                 Sensitive Equipment--Prior to commencement of the Service, inform Seller of the presence of any known sensitive equipment at the work site (e.g., equipment sensitive to static electricity or light).

                 Repairs to Buildings--Prior to Service start date, make such alterations and repairs as are necessary for proper installation of items to be installed.

                 Openings in Buildings--Prior to Service start date, furnish suitable openings in buildings to allow the items to be installed to be placed in position, and provide necessary openings and ducts for cable and conductors in floors and walls as designated on engineering drawings furnished by Seller.

                 Surveys--Prior to Service start date furnish surveys (describing the physical characteristics, legal limitations and utility locations for the work site) and, if reasonably requested, a legal description of the site.

                 Electrical Current, Heat, Light and Water--Provide electric current for charging storage batteries and for any other necessary purposes with suitable terminals where work is to be performed; provide temperature control and general illumination (regular and emergency) in rooms in which work is to be performed or Products or other items stored, equivalent to that ordinarily furnished for similar purposes in a working office; provide exit lights; provide water and other necessary utilities for the proper execution of the Service.



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                        LUCENT TECHNOLOGIES PROPRIETARY

                 PCS Utility Requirements--Negotiate with the power and telephone companies for installation of the power and telephone facilities necessary to proper operation of the Products and/or other items being installed. The type and quantity of such facilities shall be subject to Seller's reasonable approval. Customer shall have the telephone company provide, place, install, extend and terminate telephone facilities into the PCS; line up and test the telephone company facilities outside and inside the PCS; and provide to Seller copies of the test results prior to Seller's commencing Integration Testing of the PCS.

                 Material Furnished by Customer--New or used material furnished by Customer shall be in such condition that it requires no repair and no adjustment or test effort in excess of that normal for new equipment. Customer assumes all responsibility for the proper functioning of such material. Customer shall also provide the necessary information for Seller to properly install such material.

                 Furniture--provide and install all furniture necessary for the performance of the Service.

                 Floor Space and Storage Facilities--Provide, during progress of the Service, suitable and easily accessible floor space and storage facilities (a) to permit storing major items of Products and other material closely adjacent to where they will be used, and (b) for tools and property of Seller and its subcontractors. Where the Service is to be performed outside of a building or in a building under construction, Customer shall, in addition to the above requirements, as appropriate, permit or secure permission for Seller and its subcontractors to maintain at the work site, storage facilities (such as trailers) for Products, materials and other items and for tools and equipment needed to complete the Service.

                 Watch Service--Where appropriate, provide normal security (for cell sites, commercial alarms) necessary to prevent admission of unauthorized persons to building and other areas where installation Service is performed and to prevent unauthorized removal of the Products and other items. Seller will inform Customer as to which storage facilities at the work site Seller will keep locked.

                 Use of Available Testing Equipment--Customer shall make available to Seller the maintenance test facilities which are imbedded in equipment to which the Product or other item being installed will be connected or added. Seller's use of such test equipment shall not interfere with the Customer's normal equipment maintenance functions.

                 Access to Existing Facilities--Customer shall permit Seller reasonable use of such portions of the existing plant or equipment as are necessary for the proper completion of such tests as require coordination with existing facilities. Such use shall not interfere with the Customer's normal maintenance of equipment.

                 Grounds--Customer shall provide access to suitable and isolated building ground as required for Seller's standard grounding of equipment. Where installation is outside or in a building under construction, Customer shall also furnish lightning protection ground.

                 Requirements for Customer Designed Circuits--Customer shall furnish information covering the proper test and readjust requirements for apparatus and requirements for circuit performance associated with circuits designed by Customer or standard circuits modified by Customer's drawings.

                 Through Tests and Trunk Tests--Customer shall make required through tests and trunk tests to other offices after Seller provides its notice of completion or notice of advanced turnover.



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                        LUCENT TECHNOLOGIES PROPRIETARY

ITEMS TO BE FURNISHED BY SELLER

         The following items will be furnished by Seller (if required by the conditions of the particular Service) and the price thereof is included in Seller's price for Service:

         Protection of Equipment and Building--Seller shall provide protection for Customer's equipment and buildings during the performance of the Service and in accordance with Seller's standard practices.

         Method of Procedure--Seller shall prepare a detailed Method of Procedure ("MOP") before starting work on live equipment. Customer shall review the MOP and any requested changes shall be negotiated. Customer shall give Seller written acceptance of the MOP prior to start of the work.

         Maintenance--Maintenance of Products, Software and other items from completion of installation until date of acceptance.

         Locally Purchased Items--Purchase of items indicated by the Specifications as needing to be purchased locally.


         The following items will be furnished by Seller if requested by Customer, but Customer will be billed and shall pay for them in addition to Seller's standard or firm quoted price for the Services:

         Protection of Buildings and Equipment--Seller may provide protection of buildings and equipment in accordance with special practices of Customer differing from Seller's standard practices.

         Readjusting Apparatus--Seller may provide readjustment (in excess of that normally required on new apparatus) of apparatus associated with relocated or rewired circuits.

         Cross-Connections (Other than to Outside Cable Terminations)--Seller may run or rerun permanent cross-connections in accordance with revised cross-connection lists furnished by Customer.

         Handling, Packing, Transportation and Disposition of Removed and Surplus Customer Equipment--Seller may pack, transport, and dispose of surplus and removed Customer equipment as agreed by the parties.

         Premium Time Allowances and Night Shift Bonuses--If requested by Customer, Seller may have its Services personnel work premium time and night shifts to the extent that Seller may deem such to be necessary to effect the required coordination of installing and testing operations or other Services because of Customer's requirements.

         Emergency Lighting System--Seller may provide new emergency lighting system (other than the original ceiling mounted stumble lighting) to satisfy illumination and safety needs of Products of certain heights.

         Hazardous Materials Cleanup--At the conclusion of the Service, Seller shall not be responsible for the cleanup, removal, and proper disposal of Hazardous Materials present at Customer's premises which are not brought to the premises by Seller.



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                        LUCENT TECHNOLOGIES PROPRIETARY
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4.4      WORK DONE BY OTHERS:

         Work done at the site by Customer or its other vendors or contractors shall not interfere with Seller's performance of the installation or other Services. If Customer or its other vendors or contractors fail to timely complete the site readiness or if Customer's or its other vendors or contractors' work interferes with Seller's performance, the scheduled completion date of Seller's Services under this agreement shall be extended as necessary to compensate for such delay or interference.

4.5      SERVICES WARRANTIES:

(a) Seller warrants to Customer only, that Services will be performed in a careful and workmanlike manner and in accordance with the Specifications or those referenced in the Order and with accepted practices in the community in which such Services are performed, using material free from defects except where such material is specified or provided by Customer. If Services prove to be not so performed and if Customer notifies Seller, with respect to engineering, installation, or repair Services, within *_______________* commencing on the date of completion of the Service, Seller, at its option, either will correct the defective or nonconforming Service or render a full or prorated refund or credit based on the original charge for the Services.

(b) Where Seller performs engineering or installation Services as part of a combined engineering, furnishing, and installation Order, the six
         (6) month period referenced above shall commence on completion of the installation Service.

(c) THE FOREGOING SERVICES WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO MARK CORRECTIONS OR GIVE A CREDIT OR REFUND AS SET FORTH ABOVE IN THIS WARRANTY.

(d) With respect to consultation services and other services not identified in (a) above, the applicable warranty provisions will be negotiated on a case by case basis.

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                        LUCENT TECHNOLOGIES PROPRIETARY


* CONFIDENTIAL TREATMENT REQUESTED

                                   ARTICLE V
                         ENTIRE AGREEMENT AND EXECUTION


5.1      ENTIRE AGREEMENT:

       The terms and conditions contained in this Agreement, any incorporated Attachments, any subordinate agreements, the Initial Financing and Orders accepted pursuant to this Agreement or any subordinate agreement supersede all prior oral or written understandings between the parties with respect to the subject matter thereof and constitute the entire agreement of the parties with respect to such subject matter. Such terms and conditions shall not be modified or amended except by a writing signed by authorized representatives of both parties.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date(s) indicated.



NEXTWAVE WIRELESS INC.                             LUCENT TECHNOLOGIES INC.


By: /s/ Allen Salmasi                              By: /s/ Nina Aversano
    --------------------------------                   -------------------------

Name: Allen Salmasi                                Name: Nina Aversano
      ------------------------------                     -----------------------

Title: Chairman, President and CEO                 Title: Pres., GCM
       -----------------------------                      ----------------------

Date: November 15, 1996                            Date: November 15, 1996
      ------------------------------                     -----------------------



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                        LUCENT TECHNOLOGIES PROPRIETARY